SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	disseminate to the Company’s shareholders the communication filed herewith as Exhibit 1 (the “Communication”) and, from time to time, Trian may publish the Communication, or portions thereof, to its website, www.RestoretheMagic.com (the “Website”) or to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels, or may otherwise disseminate the Communication to the Company’s shareholders;
•	publish the material filed herewith as Exhibit 2 (the “Website Material”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Website Material to the Company’s shareholders; and
•	publish the posts filed herewith as Exhibit 3 (the “Social Media Posts”) to the Social Media Pages or various other social media channels or to the Website, or may otherwise disseminate the Social Media Posts to the Company’s shareholders.

Exhibit 1

Exhibit 2

Restore the Magic | Trian Partners

BOARD CANDIDATES
MATERIALS
THIRD-PARTY PERSPECTIVES
ABOUT TRIAN PARTNERS
HOW YOU CAN HELP
HOW TO VOTE

VIRTUAL TOWN HALL WILL BEGIN AT 1:00 PM (EST)
Restore the Magic | Trian Partners

Video Transcript:

Renee Soto [00:05:08] Thank you all for joining us today. My name is Rene Soto, and I'm here with Diane's nominees to Disney's board. Nelson Peltz and J. Russell Lowe. Nelson and J are here today to tell you why they want to be elected to Disney's board, what they can offer, and most importantly, to answer questions from all of you Disney shareholders. We want to thank everyone who submitted questions today. The response was truly overwhelming and shows how invested you all are in Disneys future. But before we dive into questions, Nelson and Jay, why don't you introduce yourselves? Tell us a little bit about your background.

Nelson Peltz [00:05:46] Thank you. Good to be here. And thanks for having me. I'm Trian's CEO and founding partner. We started this firm almost 20 years ago. Before that, I was running and building public companies for the benefit of all shareholders. We try and create long term value. So some people call this a hedge fund, which is a real misnomer because our average length of stay in a company when we get on the board and most often we do get on the board, is six years and climbing, which is longer than many mutual funds. So we are truly a long term investor. So we go into these what we think will once great companies that have sort of lost their way. And we try to help them with the roadmap to get back to being great once again. Look, we want Disney to be great again. I grew up with Disney. I have ten kids. They all grew up with Disney. I have such great fond memories of Disney. Not just the parks, but the movies, all of the other wonderful things that they have to offer. And it's a company that is iconic. And if you look iconic up in the dictionary, Disney the mouse ears will show right up in Webster. That's what this company is and it has truly lost its way.

Jay Rasulo [00:07:15] Hi, I'm Jay Rasulo. I've spent 30 years of my life working at the Walt Disney Company. It was a joy every day. It was a pleasure to know that you were creating part of the magic and distributing that and offering that magic to families around the world. In my last 15 years of the company, I spent ten years running the theme park division around the world. Prior to that, I was at Euro Disney, and in my last five years I was chief financial officer of the company, which was, incredible to experience all the businesses beyond the parks, which I was there, we had a very deep experience in.

Renee Soto [00:07:52] Thank you both. Before we get to the questions from shareholders, I want to remind everyone who has questions about voting mechanics to visit Restore the magic.com, where there's an FAQ that will explain the universal proxy card. With that, let's go to the questions. First question is what if I do not get a blue card? How should I vote to support it?

Nelson Peltz [00:08:19] Jay, tell them you can.

Jay Rasulo [00:08:21] You can vote for Nelson and me on any card, white, blue or green. And we're asking you to withhold votes from Ms Lagamasino and Mr. Froman and also all of the Blackwell candidates.

Renee Soto [00:08:35] Thank you. Next question. What do Nelson and Jay bring to the Disney board?

Nelson Peltz [00:08:41] Well, look, I have a long track record of being on boards sometimes where at first I may not have been invited, but at the end, everybody was thrilled that I was there. So what we bring is the necessary skills and experience to help reverse the trends. And and Disney has had a lot of failures, a lot of negative trends. And I think we've got the the understanding, the knowledge and the incentive. To change that. I mean, one of the things you have to do when you get on a board is to make sure there's an ownership mentality in the room. Because the people you are representing or own stock, this board doesn't own very much stock or CEO doesn't own very much stock. What we live and die on is how this company performs.

Jay Rasulo [00:09:37] I think what I bring with Nelson, of course, brings is independence, experience, a sense of urgency and incredible passion for this company. I am so passionate about this company. The only thing I don't like about my Disney experience has been in the last five years. When old friends and colleagues call and say, what's going on at Disney? I say, don't ask me. It's killing me. So, I think we have a lot we have a lot to add to the board. Nelson knows how to mobilize a board. He's done it with one seat. He's done it with two seats, and it's all it takes sometimes. I mean, these are smart men and women. Incredibly successful. They just need an ignition. They just need somebody to be speaking the truth.

Renee Soto [00:10:22] Why should I withhold on Michael Froman, Maria Elena Lagamasino and all three Blackwell's nominees?

Nelson Peltz [00:10:29] We picked these two because, first of all, Maria Lagomasino. She was on governance and headed the compensation committee. I would say, say on pay is a good referendum for how a company pays its employees. And Disney has had more negative say on pays than almost any company that I've read about. The pay is not aligned with the shareholder returns at all, and that's very important. So the governance is a very important issue. And, and and Froman is on the, the governance committee, which is clearly lacking here because succession has been awful.

Jay Rasulo [00:11:13] You know, interestingly, Mr. Froman and Miss Lagomasino only possess one of the six skills that Disney self-identifies as central to Disney's strategy. So I think they're very obvious candidates to to be replaced.

Renee Soto [00:11:30] Thank you. What are Nelson and Jay's plans for Disney as board members?

Nelson Peltz [00:11:36] Jay want to get started?

Jay Rasulo [00:11:37] Well, first and foremost, I think we believe in delighting Disney fans. And, and that delight at Disney, creates an incredible commercial flywheel. It is unique to the company. It generates enormous returns for shareholders when it's working. I've seen it work. I've been part of it working. And I think this is an incredibly important thing to accomplish that I think there's, you know, a number of, issues regarding the enhancement of corporate governance and most importantly, accountability. We have to accelerate media profitability. Remember, the Parks and Resorts division is 70% of the Ebit of The Walt Disney Company. It means that the other media divisions are actually doing worse than peers, far worse. But that in aggregate, with the parks and resorts profitability, they look a little better regardless. That business only has a 6% rate of return when competitors in this space have margins of 15 to 20% over 20% in the case of Netflix, and that margin is 7% at Disney. There's something fundamentally wrong there.

Nelson Peltz [00:12:45] I think that bears repeating. Netflix did over $30 billion in revenue generated about a 22% margin. Okay. People say well that just because it's streaming then you flip over to Warner, which did around 40 billion in revenue, and they got about the same margin that Netflix did. And they're in all levels of media, right? Then we get to our favorite Disney. They're the big daddy. They did about 55 billion in revenue. I remember I told you. Netflix Warner 22. Now these guys are almost twice as big as Netflix. They should be doing way better. 7% 7% margin.

Renee Soto [00:13:36] Seems like there's.

Nelson Peltz [00:13:36] Room. There's a little room for improvement. In fact, one could say that they probably should do better margins because of the size and scope.

Jay Rasulo [00:13:45] Nelson and I really want to be the voice for the fans of Disney. Something I did for my whole career and also the voice of the shareholders, for the shareholders in the boardroom. And I think that, rigor, accountability and transparency are the keys to those.

Nelson Peltz [00:14:04] Well said. I couldn't have said that better for sure. We want all the shareholders to share, in the ups and downs of Disney, not just the downs. And management just gets the ups that the more.

Renee Soto [00:14:20] We've talked about Bob Iger. And the question for you is do Nelson and Jay want to fire Bob Iger.

Nelson Peltz [00:14:29] No. And I want to put an exclamation point. I've had several proxy fights. I've had disagreements with management teams with the never fight never once never once did I come in to fire the CEO. We have the biggest proxy fight in history with P&G. They spent supposedly $100 million to keep me off the board. We won one board seat. The rest is history. I got on the board. The stock was in the 70s. Three and a half years later, I got off. It was about 160. But even more important than the stock price. Revenues went up. Market shares very important went up and margins went up. Okay. So that that's what I think that Jay and I can bring to this company. We're not here to fire anybody. We're not here to point fingers. We just want this company to start to do what it's meant to do.

Jay Rasulo [00:15:34] In my case, I work closely alongside of Bob for 15 years. I don't think we ever had a crossword between us. I'm certain that I can work with Bob Iger again.

Renee Soto [00:15:47] So Disney has said that you'll be disruptive board members. I'd like to give you a chance to address that point.

Nelson Peltz [00:15:54] Yes. We are a director that does its work. Okay. And when you're on the board you get a load of paper. You can get hundreds of pages on the financials from the last board meeting and maybe even thousands of pages. If they're doing, a transaction, you get a legal document. You tell me any one of those directors. Who are going to use their staff to review those papers that they can't. What we do when we get on a board. We have confidentiality agreements signed in by our shop. And our legal team looks over all the contracts. Our analysts look over all the numbers and we come in and we're very well versed, and we don't come into a board meeting to have an argument.

Jay Rasulo [00:16:44] Six of the board members on Disney are either active CEOs or executive chairs in big companies with a lot of work on their own issues, and to do the kind of work that Disney needs really needs more focus and more determination than that.

Renee Soto [00:17:00] What about the argument that you are just stand ins for Ike Perlmutter, and there's too much personal animosity to function together?

Nelson Peltz [00:17:09] Let me answer that. We have a very big investment. That's a silly argument. Very silly. It doesn't even hold water.

Jay Rasulo [00:17:17] We're our own people. We don't carry people's water. I certainly don't, and, I have absolutely no animosity towards anybody on that board. I don't actually know any of them. Ironically, in this process, I did not overlap, when I was an executive of the company with a single board member other than Bob, and not a single one has reached out to me, texted me, written me, asked me why I'm interested in doing this, what I think I can add no contact from the Disney board.

Renee Soto [00:17:47] This is a question for you, Nelson.

Nelson Peltz [00:17:48] Okay.

Renee Soto [00:17:50] Why do you love Disney?

Nelson Peltz [00:17:53] I have ten kids. Okay, let's start there. And. One of the greatest treats I could give to my kids. One of the the great promises I would hold out if they did well in school would did well in their sports, was a trip to Disney. And I got to tell you, I enjoyed it myself. And because I love to see the smile on their faces and it was great. The problem is, when I go to Disney, I said, historically, I'm seeing the same rights. It's weird when my 40 year olds were 15, you know? But I do love Disney and and it's part of America. You know, Disney is America. It's so important. And we've got to give people what they want to see. When people go into a movie, they want to escape. You going to movie theater or you turn on television, you've got an hour, hour and a half, you want to get lost. You don't want to hear about all of the issues of the day. That's your one place to escape.

Jay Rasulo [00:19:01] Well, for me, obviously having spent 30 years of my career working at the company, being, that helped create the magic that Disney is. I have a very, very deep involvement. My kids are Disney kids. My wife's a Disney wife. We are a family that that really lived so much of our life surrounded by Disney. I had the opportunity to open up Hong Kong Disneyland to set two new cruise ships to sail countless Vacation club properties property in Hawaii ran Euro Disney. Disney runs in my blood. I love the company.

Renee Soto [00:19:40] So if you're successful, you'll be two board, two board members among many. Will two board seats actually make a difference?

Nelson Peltz [00:19:49] Most definitely. You've got to be willing to devote your time.

Renee Soto [00:19:53] What's your strategy to turn Disney Studio back to creating new and original animated and live action films, rather than an endless slew of remakes?

Jay Rasulo [00:20:04] Well, you know, that's a very interesting question. And interestingly, all the way back in 1960s, Walt said, you know what? I'm not a remake guy. I like to have new creative ideas. And in my time at Disney, there was so many new creative ideas that really animated. The love of the company, the love of the brand and that commercial flywheel that we've spent a lot of time talking about. So I think we need to initiate. I don't know how they've lost their way from the outside. It's very hard to say. But with five losers in a row in the box office, they certainly have lost their way and undoubtedly lost their way as their their treasured place in animation. But I think we need to have a board led review of the process of the people of the structure that includes a view of studio operations and culture. Something's been lost. By the way, it's not the first time it's happened at Disney. And it is fixable. But I think it takes more, a little more study by the board or at least asking questions as to what's going on. Why?

Nelson Peltz [00:21:15] You've got to have direct accountability in a company. You can't manage these things by committee. You've got to have one man or one woman who's responsible, from revenue to profit to revenue to Ebit in every one of those divisions, and get out of the way and let that man or woman do a hopefully a great job.

Renee Soto [00:21:40] Next question. How will you help the parks to stay competitive but still allow average families to afford to visit?

Nelson Peltz [00:21:50] James. Let's start on that one.

Jay Rasulo [00:21:51] Well, I think there's a careful balance between new, exciting new things around, you know, beloved franchises, new franchises, but also the general upkeep of the property. And to make it feel like Walt used to say to the cast members, every day ought to feel like opening day here. I want somebody that arrives to feel like this is opening day, and it's it's all bright and shiny. So I think there's always that balance. But, you know, when I was running the parks, we used to put together a plan that had a mix of those things I just described and it had a price tag. We priced out each one and we'd go, to, to senior management and ultimately the board and say, this is, this is what we need over the next five years. But that process, when they did their Investor Day, they threw out 60 billion. Here's 60 billion. There wasn't any timing. There wasn't any products. Those. No one gets excited by. But by hearing we're going to spend 60 billion people get excited by hearing we're going to have this new attraction, this new show, and we're going to, you know, do this, this and that. And I feel like that's what drives the business. That's what drives the excitement. That's what creates the urgency for people to come and visit and have a great time. But what's really happened is that most of what they've announced has to do with new pricing schemes. You know, we used to have fast passes. Now you're going to pay for them with this new system plus, but you have to pay for it. And it feels like guests and many people I know who go to the park tell me, boy, I really felt like every time I turned around, you know, they were nickel and diming me. And that leaves a very bad taste in people's mouths because it fights the magic.

Nelson Peltz [00:23:37] I was at a park earlier this year in Orlando, and the guys gave me a balloon to take home, so they gave me a Mickey mouse balloon and it was a great balloon. But you know how much that balloon cost. 16 bucks. I mean, that is starting to get ridiculous. It's a beautiful balloon, by the way, but it was still $16 for a balloon.

Renee Soto [00:24:07] Okay, another question from one of your fellow shareholders. I'm a father of two young children. I find it increasingly hard to find content that we can all sit down and watch together. Will you restore the family content and timeless stories that made Disney famous?

Jay Rasulo [00:24:25] Well, I don't think the shareholder is alone. I think when I was at the company and for all the years back to 1928, before that, when people saw the Disney name on a movie, they never asked that. The question that the shareholder is asking, can I take my family to this movie, and are they going to have a good time? And am I not going to have to go home and explain what was going on between those people and why, and so on and so forth? It was guaranteed great family content. Now, I think people ask, ask that question. And Bob Iger himself has said, I think we've moved too far away from entertainment into delivering messages. And I don't think that's what people want. I know lots and lots about Walt, what he said, what he did because it was a real guiding principle, and he wanted people to escape their lives when they came to Disneyland. Do you know that from inside any Disney park, you cannot see any part of the outside world? And that is by design. There's actually something they call a count. So when you're saying, here's the count, nothing can be built within that cone that might be visible to guests when they're in the park. And that should be the same philosophy they use in their films, in animation, in live action. You come into the theater, you sit down, you leave all that stuff outside the door, and you just enjoy yourself for an hour and a half or 8 or 10 hours in a park. That's what that's what the magic is about.

Renee Soto [00:25:58] We've got another park related question. Visiting Disney World has become confusing and frustrating. What would you do to improve the guest experience? Touched on this a little.

Jay Rasulo [00:26:08] Well, I think that part of, you know, part of a great vacation is not all of the mechanics that you have to do to have that great vacation. And it's quite complicated to visit a Disney park now. You know, you used to go, show up at the box office, buy a ticket and go in. Now it's a reservation system. It's become very, very cumbersome, to experience the park. And I know that a lot of those things have been put in place to improve the experience, but I'm not sure about the balance between what's required logistically and the magic. And I think that's something that, you know, is an experience that I've had personally. And certainly people I know who have gone to the parks have had that experience.

Nelson Peltz [00:26:52] I also think that it's an experience, but it really is expensive for a family with a couple of kids to go to that park. And that's not the way it was meant to be, especially when there are alternatives and the alternatives are newer than what you're offering. So you've got to be very careful how hard you push that pricing mechanism.

Renee Soto [00:27:18] Next question. It's been widely reported that with all the firings and upheaval, Disney's workplace culture has become toxic to the point that it's affecting the well-being of employees. How do you propose to address that?

Jay Rasulo [00:27:33] Well, I think we talked a little bit, about, a board led review of the creative process and structure within the company. And from my experience at Disney. People feel disenfranchized when they're confused about who makes decisions, when they're confused about what the strategy is and if if it's any measure of what the people feel like inside the company, on the outside of the company, we can't understand the strategy at all. And, I'm sure people inside the company feel the same way. So I think clarity and transparency goes a really long way, both inside and outside.

Nelson Peltz [00:28:13] You know, the most important asset most companies have. Disney being no exception, is the employees. When you go to the park, you're interacting with people who have to have a smile on their face, people there to help you, to make sure your stay is is a pleasant one.

Jay Rasulo [00:28:35] I'll tell you to put an exclamation point on what Nelson just said. In all my years of writing parks, I never got one letter about how great an attraction was, how great a restaurant was. The only letters were about cast members and what Mary did for me, what Tom did for me, what happened when my child got sick? What happened when my child lost his balloon? These are the. Kinds of bugs? No, but these are the kinds of experiences that families go home talking about, even if they love the attractions and they go home and talk about and what they want to communicate back to the company is how great the cast member expects. So it's very important.

Renee Soto [00:29:16] Nelson, NJ what would you say to shareholders and fans who have concerns about the beloved movie franchises and other content?

Nelson Peltz [00:29:27] Look, we have got to get. The excitement back in our movies when when there was a new Marvel movie coming out or a Lucas movie coming out. I was going. I didn't care what the storyline was. It didn't make a bit of difference. I wanted to see that movie and I don't know. In fact, I doubt that people feel the same blind love for those movies because we can see that the attendance. So that's what we need to come back with. We need to understand what people really want to see. And like I said earlier, not get messages, but just let's get some real entertainment.

Jay Rasulo [00:30:15] You know, I think that the interests of fans. And shareholders in this regard are perfectly aligned. The fans, whether they're shareholders or not, they want to see the great Disney content. They want to know when they see a Disney or Pixar animated movie, that this is something that is going to amaze and delight them and their kids. When they see a marvel movie, they're going to get a great, you know, good guy, bad guy story, etc., etc. but interestingly, this is also exactly what shareholders want, because those kind of great creative, ideas and great creative movies are the wellspring of Disney's commercial flywheel. And the flywheel is something that no other company can have where great movies show up as attractions in the park. Great movies show up. As you know, animated stories on television, great movies show up as consumer products. And this is what creates the profit that Disney has been so fortunate over the years to create that make shareholders happy. So those interests are perfectly aligned.

Renee Soto [00:31:25] Well, thank you, Nelson and Jay, for taking the time to share your perspectives today. I also want to remind shareholders to please visit Restore the magic.com for instructions on how to vote. And thank you again for being with us, gentlemen.

Jay Rasulo [00:31:40] Pleasure.

Nelson Peltz [00:31:40] Thank you. Great to be here.

Jay Rasulo [00:31:42] And thank you for all of your questions.

Exhibit 3

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#DIS shareholders, join Trian's virtual town hall with Nelson Peltz and Jay Rasulo, Trian's board nominees, today at 1 p.m. ET. To access "Disney Shareholders Ask," click here:

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